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                                                                    EXHIBIT 99.2

                                   BERYL RAFF
                               6422 Aberdeen Ave.
                               Dallas, Texas 75230


September 7, 2005

Via Fax 312-469-5680
Whitehall Jewellers, Inc.
155 N. Wacker Drive
Chicago, IL  60606
Attention:  Secretary

Dear Ms. FitzSimon:

I am writing to inform you that upon further reflection I have decided not to accept the position of Chief Executive Officer of Whitehall.

Effective immediately, to the full extent necessary to ensure that no obligations arise or remain between me and any Whitehall affiliated entity, I hereby forgo and/or resign from any and all positions at Whitehall and any of its affiliated entities, whether as officer, director or employee, including any position of employment as may be contemplated under the terms of the document dated August 10, 2005 (the "Document"). I will not undertake any fiduciary position with respect to Whitehall or any plan or program sponsored by Whitehall or any of its affiliated entities, as any such positions may exist as of the above date.

To the extent necessary, this letter is intended to meet the requirements, if applicable, under section 4(f) of the Document. I hereby request that this letter be given immediate effect and that Whitehall waive any right to a notice period that it believes it may be entitled to under the terms of the Document.

In addition, I hereby: (i) waive any and all rights I may have under the terms of all stock options granted on August 10, 2005, and (ii) waive any and all rights I may have under the terms of the Document or any Whitehall compensation or benefit plans or arrangements.

I am returning to Whitehall, by delivery today to Whitehall's Chairman, Steve Pully, the amounts I received as transition compensation under sections 3(h)(i) and 3(h)(iv) of the Document.

Sincerely,


/s/ Beryl Raff
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Beryl Raff

cc:   Herbert W. Krueger - Via Fax (312) 706-9122
      Steven J. Pully - Via Fax (214) 661-7475